Contact: Jeff Louderback 561-396-0554 contact	7877 Emerald Winds Cir Boynton Beach, FL 33473 http://www.MisterGoody.com/	MISTER GOODY, INC.

Press Release

Mister Goody, Inc. Announces It Will Begin Trading on April 5, 2012
Mister Goody to become a publicly traded company with symbol MSGO

Boynton Beach, Florida – April 4, 2012 – Mister Goody, Inc. (OTC BB: MSGO), announced today that the Financial Industry Regulatory Authority, Inc. has approved the company for trading under the stock symbol MSGO. The company anticipates its stock will begin trading on April 5, 2012.

In today’s Internet age, social media marketing, search engine optimization, Internet marketing, content creation, website development and public relations are becoming critical for businesses to successfully generate attention, engage customers and increase sales.

Many businesses aren’t experienced in all of these areas and don’t have the budget to hire full-time employees to address all of their needs. Therefore, a growing number of businesses are turning to independent service providers to provide essential skills, but they are often uncertain about where to find talented freelancers.

Through MisterGoody.com, Mister Goody provides businesses with access to independent freelancers who provide a wide array of creative, marketing and technology services, at fixed rates. This on-demand workforce allows businesses to have services completed when they are needed, saving time and money. Now, businesses can focus on what they do best and let freelancers do the rest.

About Mister Goody, Inc.

Mister Goody provides businesses with access to independent freelancers who provide a wide array of creative, marketing and technology services, at fixed rates. The independent freelancers specialize in social media marketing, search engine optimization, Internet marketing, content creation, website development and public relations among other services. This on-demand workforce allows businesses to have services completed when they are needed, saving time and money. Now, businesses can focus on what they do best and let freelancers do the rest. For more information, visit http://www.MisterGoody.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

Mister Goody Inc. Media Contact

Jeff Louderback

Corporate Communications

Mister Goody, Inc.

561-396-0554

Jeff@MisterGoody.com